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                                                                      EXHIBIT 23

The Board of Directors and Shareholders
PhyCor, Inc.

We consent to incorporation by reference in the registration statements of PhyCor Inc. on Form S-3 (No. 33-98528), Form S-4 (Nos. 33-66210 and 33-98530)
and Form S-8 (Nos. 33-65228, 33-85726 and 333-58709) of our reports dated February 23, 1999, except as to notes 10 and 17, which are as of March 17, 1999, relating to the consolidated balance sheets of PhyCor, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operation, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which reports appear in the December 31, 1998 Annual Report on Form 10-K/A of PhyCor, Inc.

                                            /s/ KPMG LLP

Nashville, Tennessee
February 14, 2000